WORKING CAPITAL FACILITY AGREEMENT	EHLERMANN
RINDFLEISCH
DATED 6-12, 2010	GADOW
RECHTSANWALTE
PARTNERSCHAFT
12 A.H.T.S Vessels
built by Fincantieri Cantieri Navali S.p.A.	BALLINDAMM 26, 20095 HAMBURG

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NORDDEUTSCHE LANDESBANK GIROZENTRALE
as Lender

and

THE TWELVE LIMITED PARTNERSHIPS
AS MORE CLOSELY DESCRIBED HEREIN
as jointly and severally liable Borrowers

THIS WORKING CAPITAL FACILITY AGREEMENT (THE "AGREEMENT") IS MADE THIS 6th DAY OF DECEMBER, 2010 between

(1)
NORDDEUTSCHE LANDESBANK GIROZENTRALE, a banking institution organized and existing under the laws of the Federal Republic of Germany, having its registered offices at Friedrichswall 10, 30159 Hannover, Germany, (sometimes "NORD/LB" or the "Lender", as the case may be), and on the one part,

and

(2)	ATL OFFSHORE GMBH & CO. MS "JUIST" KG, (the "Borrower 1")

(3)	ATL OFFSHORE GMBH & CO. MS "NORDERNEY" KG, (the "Borrower 2")

(4)	ATL OFFSHORE GMBH & CO. "ISLE OF BALTRUM" KG, (the "Borrower 3")

(5)	ATL OFFSHORE GMBH & CO. "ISLE OF LANGEOOG" KG, (the "Borrower 4")

(6)	ATL OFFSHORE GMBH & CO. "ISLE OF AMRUM" KG, (the "Borrower 5")

(7)	ATL OFFSHORE GMBH & CO. "ISLE OF SYLT" KG, (the "Borrower 6")

(8)	ATL OFFSHORE GMBH & CO. "ISLE OF WANGEROOGE" KG, (the "Borrower 7")

(9)	ATL OFFSHORE GMBH & CO. "ISLE OF NEUWERK" KG, (the "Borrower 8")

(10)	ATL OFFSHORE GMBH & CO. "ISLE OF USEDOM" KG, (the "Borrower 9")

(11)	ATL OFFSHORE GMBH & CO. "ISLE OF FEHMARN" KG, (the "Borrower 10")

(12)	ATL OFFSHORE GMBH & CO. "ISLE OF MEMMERT" KG, (the "Borrower 11")

(13)	ATL OFFSHORE GMBH & CO. "ISLE OF MELLUM" KG, (the "Borrower 12")

each of them a limited partnership incorporated and existing under the laws of the Federal Republic of Germany having its registered office at Neue Str. 24, 26789 Leer, Germany (collectively the "Borrowers", and each one of them a "Borrower"), as jointly and severally liable borrowers on the other part.

PREAMBLE

I.
Each of the Borrowers is the owner of one (1) A.H.T.S. newbuilding type Moss 424, 16,000 bhp constructed by FINCANTIERI CANTIERI NAVALI ITALIANI S.P.A. of Via Cipro, 11, 16129 Genoa, Italy (the "Builder"), bearing the Builder's hull nos. 6160, 6161, 6162, 6163, 6168, 6169, 6171, 6172, 6173, 6174, 6175 and 6176.

II.
Pursuant to the terms and conditions of a loan agreement dated 19th December, 2008 (as amended by an addendum no. 1 dated 17th September, 2010 and as from time to time further amended, supplemented or varied the "Existing Loan Agreement"), made between the Lender as lender and the Borrowers as jointly and severally liable borrowers, the Lender has agreed to grant to the Borrowers loans in the aggregate maximum amount of Euros four hundred twenty million five hundred seventy thousand (EUR 420,570,000.00) (the "Loan") (i) for the part-financing of the construction price of twelve A.H.T.S vessels referred to above and further described herein and built or to be built by the Builder, (ii) for the issuing of certain payment guarantees to the Builder and (iii) to enable the Borrowers to postpone the repayment of part of the Loan.

III.
Upon request of the Borrowers and due to the Borrowers facing liquidity shortfalls, the Lender is ready under the terms and conditions of this Agreement, to grant to the Borrowers as jointly and severally liable borrowers the facility as more closely described herein for the purposes of increasing the Borrowers' working capital.

NOW THEREFORE the parties hereto agree as follows:

CONTENTS

1	DEFINITIONS	4

2	PURPOSE OF THE FACILITY	10

3	DRAWDOWN OF THE TRANCHES	10

4	BORROWERS' LIABILITY	10

5	AVAILABILITY	11

6	FEES AND COMMISSIONS	11

7	INTEREST	12

8	REPAYMENT	12

9	VOLUNTARY AND MANDATORY PREPAYMENT	13

10	PAYMENTS	14

11	SUBSTITUTE RATE AND SUBSTITUTE BASIS	15

12	SECURITY	17

13	INSURANCES	17

14	ENVIRONMENTAL MATTERS	20

15	CHANGE OF CIRCUMSTANCES	21

16	BASEL II	23

17	REPRESENTATIONS AND WARRANTIES	23

18	ASSET PROTECTION	26

19	UNDERTAKINGS	26

20	BAREBOAT REGISTRATION	32

21	ACCOUNTS	32

22	EVENTS OF DEFAULT	33

23	ASSIGNMENT, TRANSFER AND SYNDICATION	35

24	APPLICABLE LAW, JURISDICTION	36

25	JUDGEMENT CURRENCY	36

26	WAIVERS	36

27	INVALIDITY	37

28	SURVIVAL	37

29	EFFECTUATION	37

30	LANGUAGE	37

31	COSTS AND EXPENSES	37

32	NOTICES AND TIME	38

33	GENERAL CONDITIONS	39

34	EXHIBITS	39

35	COUNTERPARTS	39

35	DECLARATION ON MONEY LAUNDERING	39

SCHEDULES AND EXHIBITS		42

1	DEFINITIONS

1.1	The terms used in this Agreement shall be defined as follows:

Acknowledgement and
Submission
The abstract acknowledgement of debt, including the deed of granting of hypothec and the submission to immediate enforcement by the Borrowers, dated 19th February, 2009 made by the Borrowers and the General Partner in favour of the Lender and evidenced in the notarial deed of even date under the register of deeds 89/2009 of the notary public Mr. Jan de Vries

Assured(s)
Any person or party other than the Borrowers which is from time to time shown in any insurance policy, insurance slip, cover note, certificate of entry or other insurance document whatsoever as an assured, co-assured or as a party that in whatever capacity may at any time have a right or claim in relation to the insurances of any of the Vessels

Banking Day	A day on which dealings in Euros are carried out in the relevant Interbank Market and on which banks are open for business in Frankfurt, Hannover, London and New York

Bareboat Charterer	The bareboat charterer of any of the Vessels, being in each single case a fully owned and controlled subsidiary of the Relevant Borrower

Borrower (1) - (12)	The limited partnerships as set out in Schedule 1 attached hereto

Borrowers	Collectively Borrower (1) - (12) and in the singular form any of them

Builder	FINCANTIERI CANTIERI NAVALI ITALIANI S.P.A. of Genoa, Italy

Building Contract (1) - (12)	The building contracts between the Builder and the General Partner, as set out in Schedule 1 attached hereto

Building Contracts	Collectively the Building Contract (1) - (12) and in the singular form any of them

Charter
A time charter contract concluded between any of the Borrowers as owner and the Charterer as charterer, providing (i) for a duration of not less than twelve (12) Months or an equivalent substitute as more closely described in Clause 19.2.1.2 and (ii) for a daily charter hire satisfactory to the Lender, and furthermore being concluded on terms and conditions satisfactory to the Lender

Charterer	Any well reputed charterer satisfactory to the Lender

Classification Society	American Bureau of Shipping or any other first class classification society being a member to IACS and being accepted by the Lender

Commitment	The commitment of the Lender to grant the Facility

Commitment
Termination Date	30th September, 2012 or any earlier date on which the Commitment expires

Deeds of Assignment
The deeds of assignment made or to be made, as the case may be, between the General Partner, the Builder and the Borrowers, pursuant to the terms of which the General Partner has transferred the Building Contracts to and in favour of the Borrowers

Default Rate	The rate of interest payable for overdue payments as stipulated in Clause 10.4

Drawdown	The advance of any Tranche by the Lender to the Borrowers hereunder

Drawdown Date	The date upon which any Drawdown is made hereunder

Earnings Accounts	The accounts opened and held with the Lender in the name of the Relevant Borrowers to which the Relevant Vessel's Earnings shall be paid during the Security Period

Earnings
In relation to each of the Vessels, all moneys whatsoever due or to become due or for the account of the Borrowers at any time until the Outstanding Indebtedness has been repaid in full to Lender arising out of the use of or operation of the Relevant Vessel including (but not limited to) all freight, hire and passage moneys resulting from the contracts, requisition compensation remuneration for salvage, towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of the Charter and any other charter party or other contract for the employment of the Relevant Vessel, or any claims against an employment pool for payment of the relevant pool participation, and all sums recoverable under the insurances in respect of the loss of income out of any employment of the Relevant Vessel and includes, if and whenever the Relevant Vessel is employed on terms whereby any or all such moneys as aforesaid are pooled or shared with any other person or entity, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Relevant Vessel

Equity Provider 1	SURESH CAPITAL MARITIME PARTNERS GERMANY GMBH, Leer, Germany

Equity Provider 2	Together Reederei Hartmann and the Manager and the Pool Manager or any of them or an affiliated company of Reederei Hartmann accepted by the Lender

Equity Provider 3	SURESH CAPITAL MARITIME PARTNERS I-B GERMANY GMBH, Leer, Germany

EUR	Euro or such other currency as shall be at the relevant time the legal tender for the payment of private and public debts in the states participating in the European Monetary Union

EURIBOR
The Interbank Offered Rate for EUR in Frankfurt, i.e. the rate per annum determined by the Lender (rounded up to the nearest sixteenth (1/16) of one percent) at which deposits in EUR are offered on a Quotation Date at or about 11.00 hours a.m. (Frankfurt time) in the European interbank market in sums equal to and for periods of time similar to the Interest Period agreed upon for the Facility to be funded,

(a) as published in Reuters Monitor Money Service on page “EURIBOR01” (or another page replacing EURIBOR01), or

(b) in case no such rate as mentioned under (a) is published, the rate at which the Lender, in accordance with its normal practice, is offered such deposits by first class banks in the European interbank market

Event of Default	Any event listed in Clause 22

Existing Loan Agreement
The loan agreement dated 19th December, 2008 (as amended by an addendum no. 1 dated 17th September, 2010 and as from time to time further amended, supplemented or varied) made between the Lender as lender and the Borrowers as jointly and severally liable borrowers for the granting of loans in the aggregate maximum amount of Euros four hundred twenty million five hundred seventy thousand (EUR 420,570,000.00) (i) for the part-financing of the construction price of the Vessels, (ii) for the issuing of certain payment guarantees to the Builder and (iii) to enable the Borrowers to postpone the repayment of part of the loan

Fair Market Value	The fair market value of the Relevant Vessel as determined in accordance with Clause 18.1 and 18.2

Facility	The working capital facility of up to Euros ten million (EUR 10,000,000.00)

Final Maturity Date	30th December, 2012

Financial Statements
The annual audited financial statements including the annual reports, balance sheets and profit and loss statements including cash flow statements, presenting the relevant company's financial condition, audited by chartered accountants acceptable to the Lender in accordance with generally accepted international accounting standards or  accounting standards according to the German Commercial Code (Handelsgesetzbuch), consistently applied

Fixed Funding Costs	The Lender’s costs of funding the Relevant Tranche or any portion thereof in excess of EURIBOR, to be determined as more closely described in Clause 7.3

General Conditions
NORD/LB’s General Business Conditions in their German Version ("Allgemeine Geschäftsbedingungen") and its General Loan Conditions ("Allgemeine Darlehensbedingungen"), together with English translations thereof, in the form attached hereto as Exhibit 5

General Partner	ATL OFFSHORE GMBH of Leer, Germany

Hypothec
The ship hypothec over the Vessels in the form of a fleet hypothec ("Gesamtschiffshypothek") under the laws of the Federal Republic of Germany registered over the Vessels in the Lender's favour securing the Acknowledgement and Submission

Illicit Origin	Any origin which is illicit or fraudulent, including without limitation, drug trafficking, corruption, organised criminal activities, terrorism, money laundering or fraud

Insurances	The insurances to be taken out by the Relevant Borrowers for the Vessels

Insurance Value
The full market value of a Vessel as determined pursuant to Clause 18.1, however, not less than one hundred and twenty (120) percent of the aggregate of (i) the total amount outstanding under the relevant tranche in relation to the Relevant Vessel under the Existing Loan Agreement, and (ii) Euro one Million (EUR 1,000,000.00), increased by the nominal value of any other lien or encumbrance over the Relevant Vessel having priority over the Lender's rights under the Hypothec

Interest Payment	The amount payable for interest at an Interest Payment Date

Interest Payment Date	The last day of an Interest Period and the days coinciding with each Reduction Date falling into such Interest Period, as more closely described in Clause 7.7

Interest Period
Periods of three (3) Months or any such other period as agreed by the Lender, the first such Interest Period commencing on the Relevant Drawdown Date of the Relevant Tranche and any further Interest Period on the expiry of any immediately preceding relevant Interest Period in respect of such Tranche and all Interest Periods running on the Final Maturity Date shall terminate on the Final Maturity Date

Interest Rate	The annual rate of interest which is conclusively certified by the Lender to be the aggregate of the EURIBOR, the Fixed Funding Costs and the Margin, as further stipulated in Clause 7

ISM Code	The International Management Code for the Safe Operation of Ships and for Pollution Prevention adopted by the International Maritime Organisation

Facility Amount	The aggregate maximum facility amount of Euros ten million (EUR 10,000,000.00)

Loss of Hire
The insurance of deprived income (charter hire, earnings, freight, profits, passage money) as a consequence of an insured peril under the hull & machinery or war risks insurance subject to ABS 1/10/83 Wording - Including War, the Norwegian Marine Insurance Plan of 1996 - Chapter 16, or other equivalent conditions as any of the aforesaid is updated and/or amended from time to time

Manager	HARTMANN OFFSHORE GMBH & CO. KG, Leer, Germany, or any other first class, internationally well reputed manager accepted by the Lender

Margin	The margin of four point five (4.5) per cent per annum, and upon new margins having been assessed and accepted as provided in Clause 16, such new margin

Material Adverse Effect	An effect being materially harmful on the Borrowers' ability to repay the Facility

Month(s)
Period calculated from any specified day to and including the day numerically corresponding to such specified day (or, if such specified day is the last day or if there shall be no day numerically corresponding to such specified day, the last day) in the relevant subsequent calendar month

New Interest Date	The first day of an Interest Period

NORD/LB
NORDDEUTSCHE LANDESBANK GIROZENTRALE, a banking institution organized and existing under the laws of the Federal Republic of Germany, having its registered offices at Friedrichswall 10, 30159 Hannover, Germany

Obligor(s)	Collectively the Borrowers, Reederei Hartmann and the Manager, and in the singular form any one of them, as the context may require

Outstanding Indebtedness
The aggregate of all amounts that may from time to time become payable by the Borrowers to the Lender and all other obligations of the Borrowers pursuant to the terms of this Agreement and the Security Documents

Pool Agreement	The pool agreement made or to be made, as the case may be, between the Borrowers and the Pool Manager on terms and conditions acceptable to the Lender

Pool Manager	United Offshore Support GmbH & Co. KG, Leer, Germany or any other pool manager of first class reputation being acceptable to the Lender

Prohibited Payment
(a) any offer, gift, payment, promise to pay, commission, fee, loan or other consideration which would constitute bribery or an improper gift or payment under, or a breach of, any law of any Relevant Jurisdiction; or

(b) any offer, gift, payment, promise to pay, commission, fee, loan or other consideration which would or might constitute bribery within the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of 17 December 1997

Quotation Date	The date two (2) Banking Days prior to the Relevant Drawdown Date or to the beginning of any Interest Period

Reduction Date	The 31st March, 2012, the 30th June, 2012, and the 30th September, 2012 on which the Facility shall be reduced as set forth in Clause 3.3

Reederei Hartmann	REEDEREI HARTMANN GMBH & CO. KG of Leer, Germany

Relevant Borrower	Any of the Borrowers, as the context may require

Relevant Building Contract	Any of the Building Contracts, as the context may require

Relevant Earnings Account	Any of the Earnings Accounts, as the context may require

Relevant Fair Market Value	The Fair Market Value of any of the Vessels, as the context may require

Relevant Obligor	Any of the Obligors, as the context may require

Relevant Vessel	Any of the Vessels, as the context may require

Relevant Vessel's
Facility Ratio	In respect of any Vessel on any date the amount determined in accordance with the following formula:

Relevant Fair Market Value * 100
Aggregate Fleet Value

where: 'Aggregate Fleet Value' being the aggregate of the Fair Market Values of all Vessels

Security Documents	The documents to be executed pursuant to Clause 12 together with any other document from time to time executed as security for the Facility or any part thereof

Security Period
The period commencing on the first Drawdown Date and ending on the day on which all obligations of the Borrowers arising pursuant to the terms of this Agreement and the Security Documents have been paid and performed in full

Ships Registry	The register of sea-going vessels held with the lower court (Amtsgericht) of Emden, Germany

Taxes	Any tax, levies, duties, charges, fees, deductions and withholdings levied or imposed by any government or other taxing authority whatsoever other than taxes on the income of the Lender

Total Loss
The actual or constructive or compromised or arranged or agreed total loss of any of the Vessels and the requisition for title or other compulsory acquisition of any of the Vessels other than requisition for hire; and the capture, seizure, arrest, restraint, detainment, detention or confiscation of any of the Vessels by any government or by a person acting or purporting to act on behalf of any government which is not released or discharged within ninety (90) days

Tranches	Any portion of the Facility drawn by the Borrowers of not less than Euro two million five hundred thousand (EUR 2,500,000.00) and in the singular any of them

Transfer Certificate	The transfer certificate substantially in the form attached hereto as Exhibit 4

Vessels	Together the Vessels (1) - (12), and in the singular form any one of them.

1.2	Clause headings are inserted for convenience only and shall not affect the construction of this Agreement and unless otherwise specified, all references to "Clauses" are to clauses of this Agreement.

1.3	Unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa.

1.4	References to persons include corporate bodies and unincorporated bodies.

1.5	References to assets include property, rights and assets of every description.

1.6	References to any document are to be construed as references to such document as amended or supplemented from time to time.

1.7	References to any enactment include re-enactments, amendments and extensions thereof.

2	PURPOSE OF THE FACILITY

The Facility shall exclusively be used by the Borrowers to strengthen their working capital.

3	DRAWDOWN OF THE TRANCHES

3.1
Availability. Upon satisfaction of the conditions set out in Clause 5, the Lender shall make available to the Borrowers the Facility up to the maximum amount of the Facility during the period from the date hereof up to and including the Commitment Termination Date and at the times and in the manner herein set forth.

3.2
The Facility shall be drawn in one (1) amount or in multiple portions in Tranches, provided, however, that each Tranche shall be not less than Euro two million five hundred thousand (EUR 2,500,000.00).

3.3	The maximum amount of the Facility is automatically reduced on each Reduction Date by Euro one million two hundred fifty thousand (EUR 1,250,000.00).

3.4	The Lender shall make available, and the Borrowers shall repay, the Facility in Euros.

4	BORROWERS' LIABILITY

Joint and several Liability. The Borrowers shall be jointly and severally liable (gesamtschuldnerisch) for any and all amounts that may from time to time be owed actually or contingently to the Lender pursuant to or in connection with this Agreement and the Security Documents.

5	AVAILABILITY

5.1
Availability of Tranches. Any of the Tranches shall be made available in accordance with Clauses 2, 3 and 4 and upon the Borrowers’ compliance with the terms and conditions as set out in this Clause 5.

5.2
Drawdown Notice. Not less than (3) Banking Days prior to any Drawdown of any of Tranches, the Borrowers shall execute and deliver to the Lender a drawdown notice in the form of Exhibit 1 attached hereto.

5.3	Conditions Precedent. It is a condition precedent to any Drawdown that prior to or at least simultaneously with the relevant Drawdown

5.3.1	the representation and warranties contained in Clause 17 shall be true and correct;

5.3.2	none of the circumstances specified in Clause 11 is subsisting;

5.3.3	no Event of Default has occurred and is continuing under this Agreement and under the Existing Loan Agreement;

5.3.4	the following conditions shall be met to the satisfaction of the Lender:

5.3.4.1	the Lender has received payment of the fees and expenses specified in Clause 6 to the extent due and payable;

5.3.4.2	the Lender has received the documents and evidence as more closely stipulated in the list of conditions precedent attached hereto as Schedule 2.

6	FEES AND COMMISSIONS

6.1
Arrangement Fee. A non-recurring arrangement fee of two point five (2.5) percent of the maximum amount of the Facility due and payable on the earlier of (i) the first Drawdown of any Tranche hereunder or (ii) 30th December, 2010.

6.2
Commitment Fee. The Borrowers shall pay to the Lender a commitment fee of one (1) percent p.a. calculated on the undrawn amount of the Facility and calculated on the actual number of days elapsed in a year on a 360-day basis and for the last time on the earlier of (i) the Commitment Termination Date or (ii) the date on which the Commitment ceases for any other reason.

The commitment fee shall be due and payable quarter-annually from the date of this Agreement in arrears, for the first time on 30th December 2010.

6.3
Prepayment Fee. The Borrowers shall pay to the Lender a prepayment fee of (i) Euro sixty thousand (EUR 60,000.00) for a prepayment of the Facility in full on or before 30th June, 2011, (ii) Euro forty thousand (EUR 40,000.00) for a prepayment of the Facility in full between 1st July, 2011 and 31st December, 2011, and (iii) Euro twenty thousand (EUR 20,000.00) for a prepayment of the Facility in full between 1st January, 2012 and 30th June, 2012. In case of a partial prepayment of the Facility, the prepayment fee shall be reduced by the ratio of (i) the part of the Facility to be prepaid to (ii) the total outstanding Facility.

The prepayment fee shall be due and payable on or before the date of the relevant prepayment.

7	INTEREST

7.1
Obligation to pay Interest. The Borrowers hereby undertake to pay to the Lender from the day the first Drawdown is made interest on the principal amount of the Facility outstanding from time to time and on any accrued and unpaid interest (both before and after judgement) (provided such interest on accrued and unpaid interest is allowed under applicable law) on the Facility at any time outstanding.

7.2	Interest Rates. The Borrowers shall pay to the Lender interest on the Tranches outstanding at the Interest Rate.

7.3
Fixed Funding Costs. The amount of the Fixed Funding Costs will be notified by the Lender to the Borrowers latest within two (2) Banking Days prior to the drawdown of any Tranche under this Agreement. Following the Lender’s notification, the Borrowers shall advise the Lender in writing latest on the relevant Drawdown Date whether they agree to the amount of the Fixed Funding Costs. The Fixed Funding Costs shall be binding on the parties until the Final Maturity Date. If the Borrowers notify the Lender that they do not agree to the amount of the Fixed Funding Costs, or do not notify the Lender within the time limit referred to above, this Agreement shall be deemed terminated as of receipt by the Lender of the Borrowers' notice or the expiry of the aforesaid time limit, as the case may be, and the Borrowers shall forthwith repay any Outstanding Indebtedness, if any, on the last of the then prevailing Interest Period.

7.4	Notice of Interest Rates by Lender. As soon as practicable the Lender shall give the Borrowers notice of the Interest Rates being applicable from time to time.

7.5	Method of Calculating. Interest on the Relevant Tranche shall be calculated on the basis of the actual number of days elapsed and a three hundred sixty (360) days year.

7.6	Payment Intervals. Interest shall always be due and payable in arrears on the Interest Payment Date, provided, however, that

7.6.1
if an Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period shall be extended to the next succeeding day which is a Banking Day, unless the result of such extension would be to carry such Interest Period over into another calendar Month, in which event such Interest Period shall end on the preceding Banking Day;

7.6.2	any Interest Period which would otherwise extend beyond the Final Maturity Date shall be of such duration that it shall end on that date.

7.7
Whenever pursuant to the provisions of Clause 8 hereof the Borrowers become obligated to repay a Tranche in full or in part on a Reduction Date, the Borrowers shall in respect of such Tranche be deemed to have nominated an Interest Period of such duration so as to ensure that the same shall expire on the due date for repayment by the Borrowers of such Tranche.

7.8	Duration of Interest Periods. Any Interest Period shall be of a duration of three (3) Months.

7.9	Synchronization of Interest Periods. The Lender shall have the right to synchronize Interest Periods and the Borrowers shall fully co-operate with the Lender to this effect.

8	REPAYMENT

8.1	The Borrowers shall repay the Facility to the Lender latest on the Final Maturity Date.

8.2
The Borrowers shall repay those amounts on each Reduction Date so that the maximum amount of the Facility is in line with the provisions of Clause 3.3, each repayment to be accompanied by a notice by the Borrower stating which Tranches are being repaid in whole or in part.

9	VOLUNTARY AND MANDATORY PREPAYMENT

9.1
Prepayment. The Borrowers may prepay any of the Tranches in whole or in whole multiples of Euros two hundred fifty thousand (EUR 250,000.00). Any such prepayment shall only be permitted provided the Lender shall have received not less than ten (10) Banking Days prior to the proposed date of the prepayment irrevocable written notice of the amount to be prepaid and of the Tranche to which such prepayment shall be applied.

9.2
Re-Borrowing. The Borrowers may re-draw any sum prepaid, provided the condition precedent for such new Drawdown are fulfilled in accordance with Clause 5.3. and all other terms and conditions set forth herein are complied with.

9.3
Prepayment Notice. Any notice of prepayment given by the Borrowers shall be irrevocable and the Borrowers shall be bound to prepay in accordance with such notice, such notice to specify which Tranche is to be prepaid in whole or in part

9.4
Mandatory Prepayment in case of sale or Total Loss or private equity placement. If any of the Vessels is sold or declared a Total Loss the Borrowers shall provide the Lender with an evaluation of the Fair Market Values of all Vessels, such evaluation being not older than three (3) Months and being prepared by a broker or expert accepted by the Lender, unless the Lender has evaluated the Vessels' Fair Market Value and such evaluation is not older than three (3) Months.

9.4.1	In case of a sale or Total Loss of any of the Vessels the Borrowers shall make a mandatory prepayment in accordance with this Clause.

9.4.1.1	In case of the sale or Total Loss of a Vessel the Borrowers shall prepay an amount equalling the Relevant Vessel's Facility Ratio of the Facility Amount.

9.4.1.2
In case of a Total Loss the prepayment shall be made upon receipt of the insurance proceeds in respect of the Total Loss, however not later than forty five (45) days after the occurrence of the Total Loss, unless either an Event of Default has occurred or the loans to fair market values ratio requirements as set out in clause 18.2 of the Existing Loan Agreement are not met in which case the prepayment shall be made within thirty (30) days after the Total Loss has been declared or upon receipt of the insurance proceeds in respect of the Total Loss, whichever is the earlier.

9.4.1.3	In case of a sale of a Vessel the prepayment shall be made on or before the delivery of the Relevant Vessel to the purchasers.

9.4.2
In case that in addition to the amount of Euro eighteen million one hundred forty thousand (EUR 18,140,000.00) to be provided to the Borrowers in the aggregate in form of equity capital or shareholder loans and in addition to any short term loans (with a term of 364 days or less) provided to the Borrowers for the sole purpose of covering any liquidity shortfall, (i) an increase of the equity of any of the Borrowers by way of capital contribution, debt-to-equity swap, private or public placement or otherwise occurs or (ii) one or more shareholder loans are provided to the Borrowers or (iii) any other form of liquidity supply is provided to the Borrowers, the Borrowers shall prepay an amount equalling such additional received equity, shareholder loan or other liquidity supply, as the case may be, on the date such equity, shareholder loans, or liquidity supply, as the case may be, is received by the Borrowers.

Any payments pursuant to this Clause 9.4 shall only be due and payable hereunder upon full payment of (i) in case of a sale or Total Loss, the amounts due and payable under the Existing Loan Agreement in connection with such sale or Total Loss, and (ii) the ongoing guarantee fee pursuant to clause 10.9.9 of the Existing Loan Agreement, in accordance with the terms and conditions of the Existing Loan Agreement.

Any mandatory prepayments pursuant to this Clause 9.4 shall reduce the maximum amount of the Facility irrespective of and in addition to any reduction pursuant to Clause 3.3.

9.5
Breakage Costs. In case the Lender receives an obligatory or voluntary prepayment for any reason whatsoever on a day other than the last day of the then current Interest Period relating to such amount, the Borrowers shall pay to the Lender on request the amount required to compensate the Lender in full for any loss, premium or penalty incurred by them in respect of the liquidation or re-employment of funds borrowed for the purpose of maintaining the amount prepaid.

10	PAYMENTS

10.1
Payment to the Borrowers. The Borrowers shall specify to the Lender at least three (3) Banking Days prior to each date on which a payment is to be made to the Borrowers hereunder the account to which such payment shall be made.

10.2
Payments by the Borrowers. All payments to be made by the Borrowers under this Agreement or any of the Exhibits shall be made in freely transferable and convertible funds in the relevant currency in which the relevant Tranche is denominated by that time not later than 11.00 a.m. Hannover time on the date upon which the relevant payment is due to the Lender to the account the Lender nominates by written notice to the Borrowers.

10.3
Payments on non Banking Days. In the event that the date on which a payment is due to be made hereunder is not a Banking Day, such date of payment shall be the next following Banking Day unless it would thereby fall in a new calendar Month in which event it shall be the immediately preceding Banking Day unless the Borrowers and the Lender shall agree otherwise.

10.4
Default Interest. In the event that any payment to be made hereunder by the Borrowers to the Lender is not received on the due date therefore, interest will be charged by the Lender from the due date until the date that payment is received at a rate which is equal to the aggregate of

10.4.1
One-week EURIBOR applying on the due date for payment and on each succeeding Banking Day until payment in full of the amount due is received by the Lender, provided that if the Lender determines that such default may be reasonably expected to continue unremedied for a period exceeding one (1) week then the Lender may require by notice to the Borrowers that the funding cost shall be determined by reference to the EURIBOR for periods of such duration (not exceeding three (3) Months) as the Lender may designate,

10.4.2	the Margin,

10.4.3	the Fixed Funding Cost, and

10.4.4	a default funding charge of two (2) per cent per annum.

Interest charged under this sub-clause shall be payable on demand and unless so paid shall be added to the defaulted amount at the end of each Month following the due date for payment of such amount. Nothing herein shall limit the right of the Lender to claim from the Borrowers further compensation for damages suffered (Schadenersatz) as a result of the Borrowers having failed to pay any amount in respect of interest payable by them under this Agreement or any of the Security Documents on the due date for such payment. However, the Borrowers shall retain the right to prove that the damages suffered by the Lender were less or that the Lender have not suffered any damage.

10.5	No Set-Off by Borrowers. All payments to be made by the Borrowers hereunder shall be made without set-off or counterclaim.

10.6
Clear of Taxes. All payments to be made by the Borrowers hereunder shall be made free and clear of and without deduction for or on account of any present or future Taxes of any nature now or hereafter imposed unless the Borrowers are compelled by law to make payment subject to any such Taxes. In that event the Borrowers shall (i) pay to the Lender such additional amounts as may be necessary to ensure that the Lender receive a net amount equal to that which it would have received had such payment not been made subject to any Taxes, and (ii) deliver to the Lender within ten (10) days of any request by it an official receipt in respect of the payment of any Taxes so deducted.

10.7
Compensation of Lender. If any amount of principal is, for any reason whatsoever prepaid on a day other than the last day of the then current Interest Period relating to such amount the Borrowers shall pay to the Lender on request such amount as may be necessary to compensate the Lender for any loss or premium or penalty incurred by them in respect of the liquidation or re-employment of funds borrowed for the purpose of maintaining the amount prepaid.

10.8
Interest Calculation Method. Interest and any other payments under this Clause of an annual nature shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a year of three hundred sixty (360) days.

10.9	Priority of Payments, Waterfall. All moneys (unless otherwise stipulated by this Agreement) received by the Lender under this Agreement shall be applied in the following order:

10.9.1	in satisfaction of all costs and expenses of the Lender then accrued hereunder and unpaid,

10.9.2	in satisfaction of any accrued interest then due on the Facility;

10.9.3	in satisfaction of any principal of the Facility then outstanding;

10.9.4	the balance (if any) will be released to the Borrowers.

10.10	Pro rata Application. If several of the claims mentioned above have the same ranking, the monies received shall be applied pro rata.

11	SUBSTITUTE RATE AND SUBSTITUTE BASIS

11.1
Change in Circumstances. If at any time prior to the commencement of any Interest Period the Lender shall have determined (which determination shall save in case of manifest error be conclusive and binding on the Borrowers) that:

11.1.1
by reason of circumstances affecting the Interbank Markets adequate and fair means do not exist for ascertaining the interbank rate applicable to the Facility or any part thereof during such Interest Period, or

11.1.2
deposits in an amount or amounts required for the Facility or the relevant part thereof for the duration of such Interest Period are not available to the Lender in the Interbank Markets in sufficient amounts in the ordinary course of business, or

11.1.3
the cost of the Lender for funding the Facility or any part thereof in the Interbank Markets would be higher than the aggregate of EURIBOR, and twenty five (25) percent of the Margin for the relevant Interest Period, the Lender in each case shall as soon as practicable give notice of such determination to the Borrowers and the provisions of the following paragraphs shall apply.

11.2
Substitute Rate. In case no means exist for ascertaining the interbank rate as per Clause 11.1.1, the Lender, during a period of ten (10) Banking Days from the date of any such notice given pursuant to Clause 11.1, shall certify to the Borrowers (a) an alternative method of fixing the rate of interest (the "Substitute Rate") which shall reflect (i) the cost to the Lender of funding the Facility or any part thereof from the Interbank Markets or other sources, as the case may be, and (ii) the Margin, and (b) the cost of establishing alternative Interest Periods, if applicable. In establishing the Substitute Rate the Lender shall have regard to reasonable wishes of the Borrowers and shall use to the extent it is reasonably possible its best efforts to reduce its costs of funding the Facility.

The Borrowers shall notify the Lender in writing within five (5) Banking Days of the receipt of such certificate from the Lender whether or not they accept such Substitute Rate. If the Borrowers so accept in writing, or do not notify the Lender whether or not they accept as aforesaid, such Substitute Rate shall apply in accordance with its terms. In case the Borrowers notify the Lender in writing that they do not accept such Substitute Rate, then the Borrowers and the Lender shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing on the Substitute Rate for determining the rate of interest. Should the Borrowers and the Lender not agree on the Substitute Rate, then the Borrowers shall prepay to the Lender the Facility or any part thereof to which this Article applies on the next Interest Payment Date in the currency the Facility or any part thereof was funded together with interest thereon at the Interest Rate applicable to the immediately preceding Interest Period.

11.3
Review of Circumstances (Substitute Rate). As long as the Substitute Rate applies, the Lender, in consultation with the Borrowers, shall in sufficient time prior to the end of any Interest Period review whether the circumstances are such that a interbank rate may again be determined.

11.4
Substitute Basis. In case deposits in EUR are not available to the Lender as per Clause 11.1.2 above, the Lender, during a period of ten (10) Banking Days from the date of any such notice pursuant to Clause 11.1, shall certify to the Borrowers an alternative basis (the "Substitute Basis") for maintaining the Facility or any part thereof. Such Substitute Basis may include an alternative method of fixing the rate of interest (which shall reflect the cost to the Lender of funding the Facility or any part thereof from other sources plus the Margin), alternative currencies for the Facility or any part thereof, and in establishing such Substitute Basis the Lender shall have regard to the reasonable wishes of the Borrowers and shall use to the extent it is reasonably possible their best efforts to reduce its costs of funding the Facility.

The Borrowers shall notify the Lender in writing within five (5) Banking Days of receipt of such certificate from the Lender whether or not they accept such Substitute Basis. In case the Borrowers so accept, such Substitute Basis shall apply in accordance with its terms. In case the Borrowers do not accept or do not notify whether or not they accept as aforesaid, then the Borrowers and the Lender shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing on the Substitute Basis. Should the Borrowers and the Lender not agree on the Substitute Basis, then the Borrowers shall prepay to the Lender the Facility or any part thereof to which this Clause applies on the next Interest Payment Date together with interest thereon at the Interest Rate applicable to the immediately preceding Interest Period.

11.5
Review of Circumstances (Substitute Basis). As long as the Facility or any part thereof is maintained on the Substitute Basis, the Lender, in consultation between the Lender with the Borrowers, shall in sufficient time prior to the end of any Interest Period review whether the circumstances are such that the Facility or the respective part thereof may be funded again in the London Interbank Market.

11.6
Necessary Amendments to Security Documents. If a Substitute Rate or a Substitute Basis comes into effect or if the interbank rate as per Clause 11.1.1 or the Interbank Market again governs the Facility or any part thereof, both pursuant to the terms of this Clause, the Borrowers agree to execute, deliver, record and endorse at their own expense amendments to the Security Documents reflecting the same and such other documents as the Lender shall reasonably request in order to maintain the validity of any of the Security Documents.

12	SECURITY

The Outstanding Indebtedness shall be secured in accordance with this Clause.

12.1	General Rules applicable to this Clause and the Security mentioned herein. It is hereby expressly agreed that

12.1.1	the collateral listed herein shall serve as security for the Outstanding Indebtedness,

12.1.2
whenever reference is made in this Clause to an assignment of rights, this shall include, unless otherwise expressly stipulated, the execution of the notices related to such assignment and the Lender's right to make use of such notices and to notify the debtor about the assignment at any time.

12.2	The Facility shall be secured by:

12.2.1	the Acknowledgement and Submission and the Hypothec;

12.2.2
an amendment agreement amending the security purpose of certain security documents granted under and in connection with the Existing Loan Agreement, namely of the Vessels' Insurances and Earnings and of pledges of earnings accounts in favour of the Lender;

provided, however, that all moneys received by the Lender under the Security Documents set forth in Clause 12.2.1 and Clause 12.2.2 shall be applied in the following order of priority

(i)
firstly on the indebtedness outstanding under the Existing Loan Agreement other than in relation to the indebtedness outstanding under the credit facility entitled 'Credit Facility' of the Existing Loan Agreement and

(ii)	secondly on the indebtedness outstanding under the credit facility entitled 'Credit Facility' of the Existing Loan Agreement,

(iii)	thirdly on the Outstanding Indebtedness hereunder.

13	INSURANCES

13.1
Insurance Conditions. The Borrowers (without prejudice to the terms of the assignments of insurances referred to in Clause 12) hereby agree that all the Insurances regarding the Vessels shall be taken out by first class international underwriters of recognized standing and assigned to the Lender and further agree:

13.1.1
to insure and keep insured the Vessels against fire, marine and other risks (including Excess Risks) and War Risks in United States Dollar or such other currency as may be approved in writing by the Lender at the Borrowers’ own expense in the full Insurance Value but in no event for less than one hundred and twenty (120) percent of the aggregate of (i) the total amount outstanding under the relevant tranche in relation to the Relevant Vessel under the Existing Loan Agreement, and (ii) Euro one Million (EUR 1,000,000.00);

13.1.2
to enter the relevant Vessel in the name of the Relevant Borrower for its full value and tonnage in a protection and indemnity association approved by the Lender against all protection and indemnity risks with highest available limit of liability (except for the case of oil pollution which shall be covered to the highest limit for the type of the Vessel accepted by first class protection and indemnity associations);

13.1.3
to effect war risk insurance (hull and P&I), including cover in respect of vandalism, sabotage and malicious mischief as well as the London Blocking and Trapping Addendum, the war P&I cover having a separate limit for the same amounts insured under the war hull cover, and such additional Insurances and at such terms and such conditions as shall in the reasonable opinion of the Lender be necessary or advisable;

13.1.4
Loss of Hire to be taken out for a period of 14/180/180 days or another period approved by the Lender subject to ABS 1/10/83 Wording - including war, NMIP 1996 - Chapter 16, or equivalent conditions. Loss of Hire war can be taken out under separate basic war risks insurance; the Loss of Hire insurance shall contain an automatic renewal clause;

13.1.5
to effect the Insurances upon such terms as shall from time to time be approved in writing by the Lender and through such brokers (the "Approved Brokers") and with such insurance companies, underwriters, war risks and protection and indemnity associations as shall from time to time be approved in writing by the Lender;

13.1.6
to procure that a Loss Payable Clause in the form attached as exhibit 12 of the Existing Loan Agreement and being attached to the assignment of Insurances as per exhibits 7 and 8 of the Existing Loan Agreement are included in all policies relative to the Insurances referred to in this Clause;

13.1.7
to renew the Insurances at least fourteen (14) days before the relevant policies or contracts expire and to procure that the Approved Brokers shall promptly confirm in writing to the Lender as and when each such renewal is effected;

13.1.8	punctually to pay all premiums, calls contributions or other sums payable in respect of the Insurances and to produce to the Lender all relevant receipts when so required by the Lender;

13.1.9	to arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity or War Risks association;

13.1.10
to procure that the interest of the Lender shall be duly endorsed upon all slips, cover notes, policies, certificates of entry or other instruments of insurance issued or to be issued in connection with the Insurances aforesaid and to procure that the said slips, cover notes, policies, certificates of entry or other instruments of insurance issued or to be issued shall provide for fourteen (14) days prior written notice to be given to the Lender by the Approved Brokers in the event of cancellation of Insurances;

13.1.11
to procure that all such instruments of insurance as are referred to in Clause 13.1.10 hereinabove shall be deposited with the Lender or with the Approved Brokers and that such brokers shall provide the Lender with certified copies thereof and a letter or letters of undertaking in the form of exhibit 13 of the Existing Loan Agreement or in another form acceptable to the Lender;

13.1.12
to procure that the protection and indemnity and/or war risks association wherein the Vessels are entered shall provide the Lender with a copy of the Certificate of Entry and a letter or letters of undertaking in such form as may be required by the Lender and in the case of the protection and indemnity association such letter of undertaking shall be in the form of exhibit 14 of the Existing Loan Agreement or in another form acceptable to the Lender;

13.1.13
to promptly provide the Lender with full information regarding any casualty or other accident or damage to any of the Vessels involving an amount in excess of the lesser of (i) five (5) percent of the amount insured and (ii) Euros one million (EUR 1,000,000.00), or in consequence whereof any of the Vessels has become or may become a Total Loss;

13.1.14
not to do any act nor voluntarily suffer nor permit any act to be done whereby any Insurance shall or may be suspended or avoided and not to suffer nor permit any of the Vessels to engage in any voyage nor to carry any cargo not permitted under the Insurances in effect without first covering the relevant Vessel to the amount herein provided for with insurance satisfactory to the Lender for such voyage or the carriage of such cargo and (without limitation to the generality of the foregoing) in particular not to permit any of the Vessels to enter or trade to any zone which is declared a war zone by any Government or by the relevant Vessel's War Risks Insurers unless the Borrowers have effected at their expense such special insurance as the Lender may require and the Lender has received sufficient evidence from the underwriters of the existence of such insurance cover;

13.1.15
to apply all amounts available in respect of the Insurances as are paid to the Borrowers to the repair of the damage and the reparation of the loss in respect of which the said amounts shall have been received or to the reimbursement of the Borrowers or operators for monies expended by it/them for repair of the damage or loss;

13.1.16
that according to general principles of insurance law the Lender shall be entitled to inform the Approved Broker through which the Insurances referred to in Clause 13.1 are effected about facts and/or circumstances which could be material for the decision to accept the risk of such Insurances and for the rate of premium;

13.1.17
ensure that, if any of the Vessels shall be insured under any form of fleet cover, there shall (unless otherwise agreed by the Lender) be contained in such letters of undertaking, inter alia, undertakings that the brokers, underwriters, association or club (as the case may be) will not set off claims relating to the relevant Vessel against premiums, calls or contributions in respect of any other vessel or other insurance, and that the insurance cover of the relevant Vessel will not be cancelled by reason of non-payment of premiums, calls or contributions relating to any other vessel or other insurance; failing receipt of such undertaking, the Borrowers will instruct the brokers, underwriters, association or club concerned to issue a separate policy or certificate of entry for the Relevant Vessel in the sole name of the Relevant Borrower or its brokers as agents for the Relevant Borrower.

13.2	MII/MAP. The Lender shall be entitled to take out in its own name

13.2.1
a Mortgagee's Interest insurance covering an amount at least equal to one hundred twenty percent (120%) of the aggregate maximum amount of the Facility and the loans granted under the Existing Loan Agreement being outstanding at that time, and

13.2.2
an Additional Perils (Oil Pollution) insurance covering an amount at least equal to one hundred twenty percent (120%) of the aggregate maximum amount of the Facility and the loans granted under the Existing Loan Agreement being outstanding at that time.

Any cost arising from such insurances as mentioned in Sub-Clauses 13.2.1 and 13.2.2 shall be conclusively notified by the Lender to the Borrowers and shall be borne by the Borrowers.

13.3
US Waters. Should the Vessels or any of them be operated by any of the Borrowers, any operator or charterer within US territory waters (200 miles zone) or should it be intended to enter any US harbour then the Borrowers shall inform the Lender accordingly and are obliged to insure such Vessel against all risks as the Lender deems necessary by first class underwriters (e.g. maximum available additional oil pollution cover in excess of the oil pollution cover provided by the P&I Club, drug seizure etc.).

14	ENVIRONMENTAL MATTERS

14.1	Definitions. In this Clause

14.1.1	"Environmental Approval" means any approval, licence, permit, exemption or authorisation required under any applicable Environmental Law; and

14.1.2	"Environmental Claim" means:

14.1.2.1	any claim by any governmental, juridical or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; and

14.1.2.2
any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident; whereby "claim" means a claim for damages, compensation or any other payment of any kind; an order or direction to take certain action or to desist from or suspend certain action, and any form of enforcement or regulatory action, including the arrest or attachment of any asset; and

14.1.3	"Environmental Incident" means:

14.1.3.1	any release or potential release of Environmentally Sensitive Material from any of the Vessels; and

14.1.3.2
any incident in which Environmentally Sensitive Material is released or threatened to be released from any of the Vessels and which involves a collision between any of the Vessels and another vessel or some incident of navigation or operation, in either case, in connection with which that Vessel is actually or potentially liable to be arrested and/or that Vessel or any of the Borrowers and/or any operator or the Manager is at fault or allegedly at fault or otherwise liable to any legal or administrative action; and

14.1.3.3
any other incident in which Environmentally Sensitive Material is released or threatened to be released otherwise than from any of the Vessels and in connection with which any of the Vessels is actually or potentially liable to be arrested and/or where any of the Borrowers and/or any operator or the Manager of that Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; and

14.1.4
"Environmental Law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material; and

14.1.5
"Environmentally Sensitive Material" means oil, oil products and any other substance (including any gas) which is (or is capable of being or becoming) polluting, toxic or hazardous, except for those materials for whose transport the vessels are dedicated and used for in the ordinary course of their business.

14.2	Borrowers’ Undertakings. The Borrowers will:

14.2.1
comply with all applicable Environmental Laws and will maintain in force and promptly obtain or renew all Environmental Approvals required to operate its business as from time to time conducted or reasonably anticipated to be conducted;

14.2.2	notify the Lender forthwith in writing upon:

14.2.2.1	any Environmental Claim being made against them and/or any operator or the Manager for the time being of any of the Vessels, or otherwise in connection with any of the Vessels; and

14.2.2.2	any Environmental Incident occurring;

14.2.3
keep the Lender advised in writing on such regular basis and in such detail(s) as the Lender shall require, of their response to any Environmental Claim made in connection with any of the Vessels or Environmental Incident;

14.2.4	to indemnify the Lender against any losses and/or costs and/or taxes of whatsoever nature they might incur deriving from an Environmental Claim or an Environmental Incident.

15	CHANGE OF CIRCUMSTANCES

15.1	Compensation of Lender. If

15.1.1	any law, regulation, treaty or official directive (whether or not having the force of law) or the interpretation thereof by any authority charged with the administration thereof:

15.1.1.1
subjects the Lender to any Taxes with respect to payments of principal or of interest on the Facility or any other amount payable hereunder (other than Tax assessed, levied or collected on the overall net income of the Lender); or

15.1.1.2
changes the basis of taxation of payments to the Lender of principal or of interest on the Facility or of any other amount payable hereunder (other than a change in the basis of taxation on the overall net income of the Lender); or

15.1.1.3
imposes, modifies or deems applicable any reserve and/or special deposit requirements against or in respect of assets or liabilities of, or deposits with or for the account of, or loans or credits extended by any office of the Lender; or

15.1.1.4	imposes on the Lender any other condition affecting this Agreement, other than interest, the Commitment or the Facility or its funding; or

15.1.1.5	the Lender complies with any request, law, regulation or directive from any competent fiscal or monetary authority (whether or not having the force of law);

15.1.2	and as a result of any of the foregoing either directly or indirectly

15.1.2.1	the costs to the Lender of making, funding or maintaining the Facility or of maintaining the Commitment are increased; or

15.1.2.2	the amount of principal or any other amount payable to the Lender hereunder is reduced, other than interest; or

15.1.2.3	the Lender makes any payment or foregoes any interest or other return on or calculated by reference to the gross amount of any sum receivable by it from the Borrowers hereunder;

then and in each case upon demand from time to time the Borrowers shall pay to the Lender such amount as shall compensate the Lender for such increased costs, reduction, payment or foregone interest or other return. If the Lender is entitled to make a claim pursuant to this Clause, the Lender shall notify the Borrowers of the event by reason of which it is so entitled. The Lender shall submit to the Borrowers a letter setting out details of the event giving rise to such compensation, the amount thereof and the manner in which it has been calculated, in the absence of manifest error such letter shall be conclusive.

In such a case the Borrowers may prepay the Facility in accordance with Clause 9 together with all interest accrued thereon and all fees and other amounts (including amounts payable referred to above) owing to the Lender hereunder, but without penalty.

15.2
Tax. If any amount payable by the Borrowers hereunder whether in respect of principal, interest or otherwise is or becomes subject at any time to taxation in the Federal Republic of Germany or any other country, except for taxes on the overall income of the Lender, the Borrowers will indemnify the Lender of such amount in respect of such tax liability so that the Lender receives or retains a net sum equal to the amount it would have received or retained had there been no such tax liability but if the Lender shall be or become entitled to any tax credit or relief in respect of any such tax liability or deduction and if the Lender in its sole determination actually receives a benefit from such tax credit or relief in its relevant country of domicile, incorporation or residence, the Lender shall, subject to any laws or regulations applicable thereto, pay to the Borrowers after such benefit is effectively received by the Lender such amount (which shall be conclusively certified by the Lender) as shall ensure that the net amount actually retained by that recipient is equal to the amount which would have been retained if there had been no such liability or deduction. In addition the Borrowers shall indemnify the Lender of any sum payable by the Borrowers under this Agreement against any liability for taxes in the Federal Republic of Germany or any other country, imposed on the Lender by virtue of the negotiation, preparation or execution of this Agreement, and/or the Security Documents the performance of any duty or discharge of any liability hereunder and/or under the Security Documents or the receipt of any payment hereunder and/or under the Security Documents.

15.3
Change of Law. Notwithstanding anything to the contrary herein contained, if any change in law, regulation or treaty or in the interpretation or application thereof by any authority charged with the administration thereof shall make it unlawful for the Lender to make, fund or maintain the Facility, the Lender may by written notice of the Lender to the Borrowers declare that the Lender's obligations hereunder shall be terminated forthwith whereupon the Borrowers will prepay forthwith (or if permitted by law on the next following Interest Payment Date) the Facility together with all interest accrued thereon and all fees and other amounts payable to the Lender hereunder, provided, however, that no penalty shall be payable. The Lender's obligations and liabilities hereunder and its Commitment shall be cancelled on the giving of such Lender's notice. In any such event, but without prejudice to the aforesaid liability of the Borrowers to prepay the Facility the Borrowers and the Lender shall negotiate in good faith with a view to agreeing terms for making the Facility available from another jurisdiction, or funding the Facility from alternative sources, or otherwise restructuring the Facility on a basis which is lawful.

16	BASEL II

If the Lender's basis of calculation of the Facility under applicable Basel II or Basel III regulations or any subsequent Basel accord or any amendment or modification thereto or any other rule, law or regulation with a similar effect changes due to a change in any of the Obligors' general financial position and/or rating, the Lender may reassess the Margins in order to adopt the Margins to the new calculation basis and thus determine new margins (the “New Margins”), provided, however, that such adoption shall take effect not earlier than the Margin Day. The Lender shall notify the Borrowers about the New Margins in writing. The New Margins shall apply from the day the next Interest Period commences however not earlier than one (1) Month after the Borrowers having received the Lender’s notice to this effect.

Upon receipt of the Lender’s notice of New Margins representing an increase towards the then current Margins the Borrowers may prepay the Facility on the last Interest Payment Date immediately preceding the date on which the New Margin shall commence, provided that the Lender has received not less than fourteen (14) Business Days prior to such last Interest Payment Date the Borrowers’ written notice to this effect.

The Borrowers may make such prepayment without paying the Lender any penalty but, as provided in Clause 9.6, the Borrowers shall reimburse the Lender on demand for any breakage cost, proven out-of-pocket expenses and legal fees the Lender incur due to such prepayment.

17	REPRESENTATIONS AND WARRANTIES

Borrowers Representation and Warranties. The Borrowers hereby represent and warrant to and for the benefit of the Lender that, as on the date hereof and on each Drawdown Date and on each Interest Payment Date and on each Repayment Date:

17.1	the Borrowers are limited partnerships duly organized and validly existing under the laws of the Federal Republic of Germany;

17.2
the Borrowers have the perpetual corporate existence and power to enter into this Agreement and each of the documents to which they are a party and to borrow and perform their obligations hereunder and thereunder and have taken all necessary corporate or other actions required to authorize the execution, delivery and performance of this Agreement and those of the documents to which they are a party;

17.3
the execution, delivery and performance of this Agreement and each of the documents to which any of the Borrowers is a party will not violate or exceed the powers granted to it by, or any provisions of (a) any law or regulation in any jurisdiction to which it is subject, (b) any order or decree of any governmental agency or court of or in any jurisdiction to which it is subject, (c) the constitutional documents, or (d) any mortgage, deed, contract or agreement to which it is a party or which is binding upon it or any of its assets;

17.4
no approval or consent from any governmental and quasi-governmental authorities is necessary under applicable law for the execution and delivery of this Agreement and any document and instrument delivered or to be delivered pursuant hereto and the mortgaging of the Vessels to the Lender;

17.5
there are no actions, suits or proceedings pending or threatened against or affecting any of the Borrowers, its property at law or before any governmental authority which may affect the Borrowers’ solvency or ability to pay their debts or their ability to own the Vessels or affect a substantial part of any of the Borrowers’ property and none of the Borrowers is in default with respect to any order, writ, injunction, claim or demand of any court or any governmental authority;

17.6
this Agreement, the consummation of the transactions herein contemplated and the fulfilment of the terms hereof and the compliance by the Borrowers with all of the terms and conditions of this Agreement and all documents and instruments referred to herein and/or delivered pursuant hereto will not result in any breach by them of the terms, conditions or provisions of, or constitute a default under any indenture, bank loan or credit agreement or instrument to which any of the Borrowers is bound and will not result in the creation of any lien, charge or encumbrance (other than the Hypothec) upon any of the Borrower’s property or assets;

17.7
there are no material facts or circumstances which have not been disclosed to the Lender in writing which, if disclosed, might reasonably be expected to adversely affect the decision of a person considering whether to provide finance to the Borrowers;

17.8
in relation to the borrowing by the Borrowers of the Facility, the performance and discharge of their obligations and liabilities hereunder and/or under the Security Documents to which any of the Borrowers is a party, the Borrowers are acting for their own account and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat "money laundering" (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities, as from time to time amended);

17.9
this Agreement and each of the Security Documents constitute, or will constitute, when executed and delivered, and, in case of the Hypothec, when registered in the Ships Registry, legal, valid and binding obligations of the Borrowers, enforceable against them in accordance with their respective terms, subject to laws of bankruptcy, insolvency, liquidation or other laws affecting generally creditors’ rights;

17.10
the Borrowers have not failed to pay any material sum when due or to perform any material monetary obligation under the provisions of any agreement to which any of them is a party or by which any of them may be bound and no event has occurred and is continuing which entitles, or which with the giving of notice, lapse of time or other condition would entitle, the other party or parties to any such agreement to declare such indebtedness to be due and payable by the Borrowers or any of them;

17.11
the Borrowers are not in default in the performance of any material non-monetary obligation under the provisions of this Agreement or any other agreement to which any of them is a party or by which any of them may be bound and no event has occurred and is continuing which entitles, or which with the giving of notice, lapse of time or other condition would entitle, the other party or parties to terminate any such agreement; and

17.12
save as provided by applicable laws of bankruptcy, insolvency, liquidation or similar laws of general application, the obligations of the Borrowers under this Agreement rank and will rank at least pari passu in priority of payment, security and in all other respects with all non-preferred indebtedness of the Borrowers except with respect to maritime liens which according to applicable law rank prior to the Hypothec, and

17.13	the Borrowers have not incurred any financial indebtedness other than financial indebtedness disclosed to the Lender in writing, and

17.14	each of the Relevant Borrower's sole business is the owning and operation of the Relevant Vessel and other than the Relevant Vessel it does not own other substantial assets, and

17.15	the financial information provided pursuant to Clause 19 hereof is complete, accurate and not misleading in all material respects, and

17.16
the Equity Provider 2 shall be and remain a limited partner (Kommanditist) of each of the Borrowers, such Equity Provider 2  holding at least twenty five (25) percent of each of the Borrower's share capital, and

17.17
Dr. Niels Hartmann is the sole shareholder of (i) NH Beteiligungen Geschäftsführungs-GmbH of Leer, Germany, being the sole general partner of NH Beteiligungen GmbH & Co. KG of Leer, Germany and (ii) NH Beteiligungen GmbH & Co. KG of Leer, Germany, being the sole shareholder of the General Partner, and

17.18
to the best of their knowledge, no Prohibited Payment has been made or provided, directly or indirectly, by (or on behalf of) any of it, any of their subsidiaries, their officers, directors or any other person acting on their behalf to, or for the benefit of, any authority (or any official, officer, director, agent or key employee of, or other person with management responsibilities in, any authority) in connection with this Agreement or any Security Document, and

17.19
none of the sources of funds to be used by the Borrowers in connection with any payments to be made by the Borrowers or any of them under the Agreement or any Security Document or its business are of Illicit Origin, and

17.20	the Facility will not be used to finance equipment or sectors under embargo decisions of the United Nations, the World Bank, the European Union or Italy; and

17.21
in relation to the borrowing of the Facility by the Borrowers, the performance and discharge of their obligations and liabilities hereunder and/or under the Security Documents and/or the opening of any account with the Lender, each of the Borrowers is acting for its own account and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as the term is defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Union). Should during the Security Period the Borrowers be acting of the account of a third party, they will promptly furnish the Lender with names and addresses of the respective economic beneficiaries; and

17.22	Reederei Hartmann is a company or corporation duly organized and validly existing and in good standing under the laws of its incorporation; and

17.23
according to the Borrowers’ records and best knowledge there are no actions, suits or proceedings pending or threatened against or affecting Reederei Hartmann, its property at law or before any governmental authority which may affect Reederei Hartmann's solvency or ability to pay its debts or affect a substantial part of Reederei Hartmann's and according to the Borrowers’ records and best knowledge Reederei Hartmann is not in default with respect to any order, writ, injunction, claim or demand of any court or any governmental authority; and

17.24
there are no material facts or circumstances which have not been disclosed to the Lender in writing which, if disclosed, might reasonably be expected to adversely affect the decision of a person considering whether to provide finance to Reederei Hartmann.

18	ASSET PROTECTION

18.1
Evaluation. The Borrowers covenant and undertake with the Lender that they will from time to time annually upon request by the Lender, in any event not more than twice per year, cause the Fair Market Value of the Vessels to be valued in United States Dollars, Euros or British Pounds, such Fair Market Value being the arithmetic average of the valuations provided by one (1) internationally well reputed ship sale and purchase broker approved by the Lender, each such valuation to be made, unless the Lender requests otherwise, without physical inspection and on the basis of an arms-length transaction between willing buyer and willing seller without taking into account any charter party of the Vessels in force at the time of any such valuation and such broker being instructed to deliver to the Lender the aforesaid valuation in writing. All costs arising in connection with the obtaining of these valuations (including, but not limited to, the fees of the relevant broker and surveyor) shall be borne by the Borrowers.

18.2
Shortfall. If the aggregate of the Fair Market Values assessed in accordance with Clause 18.1 at any time after the delivery of any or all Vessels shall be less than one hundred twenty (120) percent of the then outstanding aggregate balance of the long term tranches entitled 'Tranches LT' and the credit facility tranches entitled 'Tranches CF' in the Existing Loan Agreement and the Facility, then and in such case within a period of thirty (30) days following receipt by the Borrowers of written notice from the Lender notifying the Borrowers of such shortfall and specifying the amount thereof (which amount shall in the absence of manifest error be conclusive and binding upon the Borrowers) either furnish the Lender with such additional security as shall be acceptable to the Lender in its sole discretion for the purpose of remedying such deficiency in security or prepay to the Lender (together with interest accrued thereon and any costs arising through such prepayment being made otherwise than at the end of an Interest Period) such part of the Facility as shall be necessary to ensure compliance with the provisions of this Clause. Any additional security required as a result of the operation of this Clause is separate from and additional to any other security provided or to be provided under the other provisions of this Agreement and the Security Documents.

18.3
In addition to Clauses 18.1 and 18.2, the Borrowers undertake to the Lender that if the ratio of the average Fair Market Values of the Vessels 10, 11 and 12 to the then outstanding aggregate balance of the long term tranches entitled 'Tranches LT 1 - 12' and the credit facility tranches entitled 'Tranches CF 1 - 12' in the Existing Loan Agreement and the Facility is less than the ratio of the average Fair Market Values of the Vessels 1 - 9 to the then outstanding aggregate balance of the long term tranches titled 'Tranches LT 1 - 12' and the credit facility tranches entitled 'Tranches CF 1 - 12' in the Existing Loan Agreement and the Facility, it being understood that the Fair Market Values to be assessed in each case in accordance with Clause 18.1, then and in such case within a period of thirty (30) days following receipt by the Borrowers of written notice from the Lender notifying the Borrowers of such shortfall and specifying the amount thereof (which amount shall in the absence of manifest error be conclusive and binding upon the Borrowers) to either furnish the Lender with such additional security as shall be acceptable to the Lender in its sole discretion for the purpose of remedying such deficiency in security or to prepay to the Lender (together with interest accrued thereon and any costs arising through such prepayment being made otherwise than at the end of an Interest Period) such part of the Facility as shall be necessary to ensure that the above described ratios are equal. Unless and until the Facility have been prepaid or the additional security has been granted as described above, no dividend payments by any of the Borrowers to any of their shareholders shall be permitted. Any additional security required as a result of the operation of this clause is separate from and additional to any other security provided or to be provided under the other provisions of this Agreement and the Security Documents.

19	UNDERTAKINGS

19.1	Financial Covenants

19.1.1	Each of the Borrowers undertakes to the Lender that during the Security Period it will

19.1.1.1	maintain the Relevant Earnings Account with the Lender;

19.1.1.2	have all Earnings of the Relevant Vessel paid into the Relevant Earnings Account.

19.1.2	The Borrowers undertake to the Lender that during the Security Period they will:

19.1.2.1	not without the Lender's prior written consent assume, guarantee or endorse or otherwise become or remain liable in connection with any obligation of any person, firm, company or other entity;

19.1.2.2
not without the Lender's prior written consent authorize or accept any capital commitments exceeding Euros one million (EUR 1,000,000.00), in the single or in the aggregate, per Borrower other than those referred to and allowed in accordance with Clause 19.1.2.3;

19.1.2.3
not enter into any shareholder loans and/or inter company borrowings other than for the purpose of covering liquidity shortfalls due to different employment situations of the Vessels provided, however that any such shareholder loans and/or inter company borrowings shall be (a) fully subordinated to the Borrowers' obligations hereunder, under the Existing Loan Agreement and under the security documents granted pursuant to the Existing Loan Agreement, (b) on terms and conditions acceptable to the Lender, (c) not amended, varied, changed or supplemented without the prior written consent of the Lender and (d) not terminated and/or accelerated for any reason whatsoever without the prior written consent of the Lender ;

19.1.2.4
not create or permit to subsist any collateral over any of its assets with the exception of (i) suppliers' collateral as common in trade or industry, such as reservation of title or subsequent assignment by way of security, and (ii) banking collateral as required by banks' general business conditions, and (iii) the collateral created by the Security Documents and by the security documents granted pursuant to the Existing Loan Agreement; provided, however, that in case of the exceptions described in (i) and (ii) above the Borrowers shall secure that the Lender participate before or at the same time and in the same rank in this collateral or providing the Lender with equal collateral (pari passu),

19.1.2.5
not pay dividends, reduce any of its share capital or make other distributions of a revenue or capital nature or payments of principal or interest on debt to any officer, director, shareholder, employee or customer of any of the Borrowers, unless and until the Outstanding Indebtedness has been repaid in full to the satisfaction of the Lender and either (i) the Commitment Termination Date has occurred or (ii) the Borrowers have waived their rights for re-borrowing under Clause 9.2.

19.2	Covenants related to the Vessels

19.2.1	The Borrowers undertake to the Lender that during the Security Period they will

19.2.1.1	have the Vessels registered in the Ships Registry and fly the German flag or any other flag acceptable to the Lender;

19.2.1.2
procure that at least two (2) of the first four (4) Vessels be employed under a time charter of a minimum duration of twelve (12) Months (or equivalent substitute satisfactory to the Lender, such as a cash deposit to be opened and maintained by the Borrowers with the Lender and to be pledged to the Lender, with an amount to cover operating expenses and financing cost under this Agreement for twelve (12) months), at a charter hire in a sufficient amount to cover operating expenses and financing costs under this Agreement and furthermore on terms and conditions acceptable to the Lender;

19.2.1.3	present a pool concept for the Vessels' employment to the full satisfaction of the Lender;

19.2.1.4
cause at least four (4) of the Vessels after the delivery of the last Vessel to be employed under the Charters or any other contract of employment on terms and conditions acceptable to the Lender (or equivalent substitute, as described in clause 19.2.1.2 above), provided that this covenant shall only be applicable until 31st December, 2014 in case the Borrowers have made all payments due hereunder from time to time and under any Security Documents and no Event of Default has occurred;

19.2.1.5	cause the Vessels to be managed by the Manager;

19.2.1.6	ensure that the Vessels are insured in accordance with the requirements of this Agreement and at all times comply with all terms and conditions of such Insurances;

19.2.1.7	maintain the Vessels with, or procure that the Vessels maintain the following class:

ABS: +A1 (E), Offshore Support Vessel AH, +AMS, *ACCU, Oil Recovery Capability Class 1, DPS-1, FiFi-II, TCM, UWILD,

and furthermore to be classed in the highest class for vessels of its kind with the Classification Society or with such other classification society as shall previously have been agreed to in writing by the Lender without any overdue recommendations or qualifications;

19.2.1.8	without prejudice to the aforesaid,

19.2.1.8.1.	maintain the Vessels or procure that the Vessels be maintained in accordance with the highest standards of ship maintenance and operation for vessels of its kind;

19.2.1.8.2.
ensure that the Lender and/or its agents are permitted to inspect the Vessel at all reasonable times, whereby the costs of one (1) inspection per year per Vessel shall be at the Borrowers' cost, unless a Vessel has been repaired in a shipyard or there has occurred and is continuing an Event of Default: in these cases also the costs of further inspections shall be borne by the Borrowers;

19.2.1.8.3.	promptly effect or cause to be effected at its expense all repairs and replacements as and when the Lender or the Classification Society may from time to time require the same;

19.2.1.8.4.
not to remove material parts or material equipment from any of the Vessels unless replaced with equipment of the same or higher value and not to make material alterations, which would affect any of the Vessels' class.

19.2.1.9
comply with all applicable national and international laws, rules, regulations and orders of any governmental entity or administrative agency including, without limitation, constitutional provisions, statutes, decrees, treaties, laws, conventions and regulations having the force of law, applicable to the Borrowers or any of its businesses, properties or assets or the Vessels, including, but not limited to, the ISPS Code;

19.2.1.10
obtain promptly at any time or from time to time (as the case may be) and will at any time comply with the terms of and do all that is necessary to maintain in full force and effect all registrations, licences, consents, approvals, authorizations and/or declarations required under any applicable law or regulation of any applicable jurisdiction to enable the Borrowers to lawfully enter into and perform its obligations hereunder and under the Security Documents to which they are a party and to ensure the legality, validity, enforceability or admissibility in evidence in all applicable jurisdictions of this Agreement and the Security Documents and furnish the Lender with a copies of the documents obtained in complying with this Clause;

19.2.1.11	if an Event of Default has occurred and the Lender has accelerated the Facility, direct or cause to direct any of the Vessels or all of them to any destination or port as the Lender may request;

19.2.1.12
if (i) an increase of the equity of any of the Borrowers by way of capital contribution, debt-to-equity swap, private or public placement or otherwise or (ii) the granting of one or more shareholder loans to the Borrowers or (iii) the granting of any other form of liquidity supply in an amount of at least Euro six million two hundred fifty thousand (EUR 6,250,000.00) can not be achieved latest until 31st December, 2011, shall use their best efforts to sell a minimum of two Vessels until 30th December, 2011 to a third party on an arm's length basis and apply the entire sale proceeds (after deduction of reasonable costs for the operation of the Relevant Vessels accrued until the Sale thereof and of reasonable costs accrued in connection with the sale of the Relevant Vessels and evidenced in writing to the Lender) firstly on the payment of the ongoing guarantee fee pursuant to clause 10.9.9 of the Existing Loan Agreement and secondly in repayment of the outstanding indebtedness then being due and payable in accordance with clause 9.4 of the Existing Loan Agreement or otherwise under the Existing Loan Agreement and thirdly in repayment of the Outstanding Indebtedness hereunder in part or in full;

19.2.1.13
enter into an addendum to the Existing Loan Agreement latest until 31st December, 2010 in form and substance satisfactory to the Lender to the effect that (a) clauses 18.2 of the Existing Loan Agreement is amended to the effect that the Facility is taken into account when calculating the outstanding loan amount and (b) - after the Outstanding Indebtedness has been repaid in full to the satisfaction of the Lender and either (i) the Commitment Termination Date has occurred or (ii) the Borrowers have waived their rights for re-borrowing hereunder under Clause 9.2 - the Borrowers shall make additional prepayments of twenty (20) percent of their annual earnings after tax (equalling the annual turnover less operating expenses of the Vessels less debt service under the Existing Loan Agreement less ten (10) percent dividend payout in relation to the paid-in share-capital and less any taxes to be paid by the Relevant Borrowers) until the utilized credit facility tranches entitled 'Tranches CF' under the Existing Loan Agreement have been repaid in full.

19.2.2
The Borrowers furthermore undertake to the Lender that during the Security Period to comply or to procure that the Manager will comply within the requisite applicable time limits for vessels of same type, size, age and flag of the Vessels with the International Management Code for Safe Operation of Ships and for Pollution Prevention (as the same may be amended from time to time, the "ISM Code") adopted by the International Maritime Organisation or any replacement of the ISM Code and in particular, without prejudice to the generality of the foregoing, as and when required to do so by the ISM Code and at all times thereafter,

19.2.2.1
to hold or to procure that the Manager holds, a valid Document of Compliance (being a document issued to a vessel operator as evidence of its compliance with the requirements of the ISM Code) duly issued to the Borrowers or the Manager (as the case may be) pursuant to the ISM Code and a valid Safety Management Certificate (being a document issued to a vessel as evidence that the vessel operator and its shipboard management operate in accordance with an approved structured and documented system enabling the personnel of that vessel operator to implement effectively the safety and environmental protection policy of that vessel operator) duly issued to the Vessels pursuant to the ISM Code,

19.2.2.2	upon the Lender’s request, to provide the Lender with copies of any such Document of Compliance and Safety Management Certificate as soon as the same are issued and after every renewal, and

19.2.2.3	to keep or to procure that there is kept, on board of each Vessel a copy of any such Document of Compliance and the original of any such Safety Management Certificate.

19.2.3	The Borrowers undertake to the Lender that during the Security Period they will not

19.2.3.1	without the Lender's prior written consent cancel, change, amend or modify any Charter;

19.2.3.2	enter into any bareboat charter contract regarding any of the Vessels other than those referred to in Clause 20;

19.2.3.3
create, incur or allow to exist over any of the Vessels any further hypothec, mortgage, charge, lien or pledge other than (a) the Hypothec, (b) liens for Taxes not delinquent or being contested in good faith, (c)  liens for current crew's wages and salvage, (d) liens covered by valid policies of insurance held by the Lender and meeting the requirements of Clause 13, and (e) liens not covered by insurance, incurred in the ordinary course of business and not more than thirty (30) days past due;

19.2.3.4	without the Lender's prior written consent permit any change of register, flag, Classification Society, ownership or management of any of the Vessels;

19.2.3.5	own, charter or manage any vessel other than the Vessels;

19.2.3.6	permit any of the Vessels to be operated in any way contrary to applicable law;

19.2.3.7	permit any of the Vessels to carry nuclear fuels or radioactive products or waste;

19.2.3.8	permit any of the Vessels to carry toxic waste;

19.2.3.9	permit any of the Vessels to carry arms or ammunition.

19.3	Reporting Covenants

The Borrowers undertake to the Lender that during the Security Period they will

19.3.1
deliver to the Lender copies of the Borrowers’ Financial Statements, not later than 30th April of each year, for the first time until 30th April, 2011 for the business year 2010, and such other information (including financial information) as the Lender may from time to time reasonably require;

19.3.2
deliver to the Lender copies of the Borrowers’ unaudited semi annual financial results and cash flow projections, not later than ninety (90) days after the end of each half-year, for the first time until 30th September, 2011;

19.3.3
deliver to the Lender copies of the Financial Statements of Hartmann Offshore GmbH & Co. KG of Leer, Germany, on a consolidated basis, not later than 30th September of each year, for the first time until 30th September, 2011 for the business year 2010, and such other information (including financial information) as the Lender may from time to time reasonably require regarding Hartmann Offshore GmbH & Co. KG of Leer, Germany;

19.3.4	deliver to the Lender upon the Lender’s request, class certificates for hull and machinery and the Lender shall be permitted access to all reports, files and records of the Classification Society;

19.3.5	deliver to the Lender upon the Lender’s request, information as to the employment of the Vessels, such as charter contracts, operating expenses etc;

19.3.6	deliver to the Lender any information on changes of the terms and conditions of the Building Contracts;

19.3.7	deliver to the Lender such financial information on the Borrowers and the Manager and such further information on the Vessels as the Lender may from time to time require;

19.3.8
promptly inform the Lender of any occurrence of which they become aware which in their reasonable opinion might adversely affect their ability to perform their obligations hereunder or under any Security Document to which they are a party or constitute an Event of Default;

19.3.9
promptly inform the Lender of any damage to or alteration of any of the Vessels exceeding the value of an amount in excess of the lesser of (i) five (5) percent of the amount for which the relevant Vessel is insured or (ii) Euros one million (EUR 1,000,000.00);

19.3.10
deliver to the Lender any information regarding each inter company loan and shareholder loan to which a Borrower is a party (i) promptly after conclusion of the relevant loan agreement and (ii) not later than ninety (90) days after the end of each half-year, for the first time on 31st March, 2011;

19.3.11
according to the Germany money laundering act (GWG) provide to the Lender any information required by law (§ 1 subpara 6 of the German Money Laundering Act (GWG)) regarding the beneficial owner(s). The Borrowers further undertake to promptly and voluntarily inform the Lender about any change of the beneficial owner(s) occurring during the Security Period (§ 4 subpara 6 of the German Money Laundering Act (GWG)) and to provide the Lender upon request with all documents and information necessary for the determination and verification of the information provided by the Borrowers.

19.4	Covenants regarding Corporate Structure

The Borrowers further undertake to the Lender that during the Security Period they will not without the prior written consent of the Lender:

19.4.1
allow any change in any of the Borrowers’ corporate or shareholder structure to the effect that Equity Provider 2 holds less than twenty five (25) percent in advance or to the effect that any of the Borrowers ceases to be a limited partnership;

19.4.2
allow any change of the General Partner or any change in the General Partner's corporate or shareholder structure without (i) promptly informing the Lender in detail prior to any such proposed change in writing and (ii) agreeing with the Lender any amendments to this Agreement in respect of e.g. margin, term, security or any other terms;

19.4.3	change the nature of any of the Borrowers’ business or commence any business other than the ownership and operation of the Vessels;

19.4.4	consolidate with or merge into any other corporation or merge any other corporation into any of the Borrowers.

20	BAREBOAT REGISTRATION

20.1
Approval to Bareboat Registration. At the Borrowers' request the Lender is ready to consent to the Vessels being temporarily registered in the name of a Bareboat Charterer as a chartered bareboat in a ships registry under a flag acceptable to the Lender provided

20.1.1	the relevant Bareboat Charterer is a wholly owned and controlled subsidiary of the Relevant Borrower,

20.1.2
all necessary or advisable approvals, consents, permits, certificates of registry, etc. have been granted by the German and the relevant authorities of the flag state and have been produced to the Lender in original or certified true and complete copy and the following documents have been produced to the Lender:

20.1.2.1	evidence in writing that the relevant Bareboat Charterer is a wholly owned and controlled subsidiary of the Relevant Borrower,

20.1.2.2	with respect to each Vessel to be registered under the flag accepted by the Lender the documentation set out in Exhibit 11 attached hereto.

20.2	Lender's Reservation. The Lender reserves the right to grant its consent under additional conditions and to revoke such consent whenever it deems necessary or advisable.

21	ACCOUNTS

21.1	Earnings Accounts. The Borrowers shall establish and maintain in their relevant names throughout the Security Period the Earnings Accounts with the Lender.

21.2
Costs of Operations. The Relevant Borrower shall be entitled to debit its Earnings Account with the Vessel's current costs of operation always provided that such debits are either covered by the credit balance on the relevant Earnings Account or are within the credit line of such relevant Earnings Account.

21.3
Lender's Authorisation. The Borrowers hereby instruct and authorize the Lender, and the Lender is entitled to make use of this instruction upon its sole discretion, to debit the Earnings Account with the Tranches outstanding on the Final Maturity Date, the Interest Payments, and the payments of any cost or expenses to be borne by the Borrowers pursuant to this Agreement on their respective due dates

21.4	Interest. Interest (at the rate applicable from time to time for the period the relevant deposit has been made) accruing on the Earnings Accounts shall be for the Borrowers' credit.

21.5
Keeping Accounts. The Lender shall maintain and keep accounts showing all sums due to the Lender from the Borrowers and the amounts in such accounts and in the books of the Lender shall be conclusive, save for manifest error.

22	EVENTS OF DEFAULT

Single Events of Default. Without prejudice to no. 26 paragraph 2 of the Lender's general business conditions (Allgemeine Geschäftsbedingungen), in case:

22.1
any of the Borrowers fails to pay when due any instalment of principal or interest or other sum payable hereunder or under or pursuant to any of the Security Documents or other document relating to this Agreement; or

22.2	any of the Borrowers defaults in the performance or observance of any other obligation or term contained herein, in any of the Security Documents or other document relating to this Agreement; or

22.3	this Agreement or any of the Security Documents ceases in whole or in part to be valid, binding and enforceable; or

22.4
any representation, warranty or undertaking made in this Agreement or in any certificate, statement or other document delivered in connection with the execution and delivery hereof shall prove to have been incorrect, inaccurate or misleading in any material respect; or

22.5
there is any material adverse change in the financial situation of any of the Obligors and such occurrence in the opinion of the Lender makes it unlikely that the Obligors will be able to perform their obligations hereunder and/or under the Security Documents in the manner provided herein and /or therein; or

22.6
any of the Borrowers ceases or threatens to cease to carry on its business or disposes or threatens to dispose of any substantial part of its assets or the same are seized or appropriated for any reason; or

22.7
any of the Obligors (other than the Manager) becomes insolvent or bankrupt or becomes unable to pay its debts as they mature or makes any composition with or assignment for the benefit of its creditors or applies for or consents to or sustains the appointment of a trustee or receiver in respect of its assets or a substantial part thereof or ceases or threatens to cease to carry on business; or

22.8
any consent required for the performance by any of the Borrowers of its obligations hereunder or under any Security Document is revoked or is otherwise modified in a manner unacceptable to the Lender; or

22.9	the Facility or any portion thereof has not been utilized for its intended purpose; or

22.10
pursuant to a legal opinion given to the Lender by any of its counsels the validity and/or enforceability of this Agreement and or any Security Document may be subject to material doubt and if the Borrowers fail to comply within fourteen (14) days from receipt of the Lender’s written demand to remedy such material doubt to the Lender's satisfaction; or

22.11
any of the Borrowers is in default under the Existing Loan Agreement and/or any other agreement with the Lender, or under any financing agreement to which the Borrowers, or any of them, is/are a party in which the Lender is participating on the lender’s side; or

22.12	any of the Borrowers is in default under any other financial agreement and the lender thereunder has cancelled such agreement and demanded early repayment; or

22.13	any of the Vessels is not delivered to the Relevant Borrower in due time in accordance with the terms of the Relevant Building Contract;

22.14	any Charter, the Pool Agreement is terminated, rescinded, invalid or unenforceable;

22.15	the performance by any of the Borrowers of its obligations under this Agreement or any of the Security Documents becomes illegal;

22.16	the General Partner changes its corporate and/or shareholder structure as described in Clause 17.17 without the Lender’s prior written consent;

22.17
the Equity Provider 1 ceases to be a limited partner (Kommanditist) of each of the Borrowers (except for Borrower 10, Borrower 11, and Borrower 12) holding at least seventy five (75) percent of each of the Borrowers (except for Borrower 10, Borrower 11 and Borrower 12) share capital, unless (i) the Equity Provider 1 transfers its shares in the Borrowers to any entity referred to in the definition of the term Equity Provider 2 or an affiliated company thereof accepted by the Lender or (ii) the Equity Provider 1 transfers its shares in the Borrowers to another third party accepted by the Lender and a mandatory prepayment is made in accordance with clause 9.4.2 hereof;

22.18	the Equity Provider 2 ceases to hold at least twenty five (25) percent of each of the Borrowers or if any of the Borrowers ceases to be a limited partnership;

22.19
the Equity Provider 3 ceases to be a limited partner (Kommanditist) of each of the Borrowers 10,11 and 12 holding at least seventy five (75) percent of each of the Borrower's 10, 11 and 12 share capital;

then, and in any such event and at any time thereafter, if any such event shall be continuing, the Lender shall be entitled:

(i)
by written notice from the Lender to the Borrowers to declare the Facility immediately due and payable, whereupon the same shall become so payable in accordance together with interest accrued thereon and all other amounts payable hereunder and under the Security Documents; and/or

(ii)
by written notice from the Lender to the Borrowers to declare that the Commitment be cancelled, whereupon the same shall be cancelled and all amounts payable hereunder shall become immediately due and payable, provided, however, that in case of an event as set out in this Clause resulting from a breach of obligations arising from this Agreement, the Lender shall be entitled to the rights set out in Subclause 22.1 (i) and Subclause 22.1 (ii) only after expiry, without result, of a reasonable period fixed for corrective action by the Borrowers or after a warning to the Borrowers has proved unsuccessful, unless this proviso can be dispensed due to the specific features of the particular case pursuant to Section 323 (2) and (3) of the German Civil Code (BGB), in particular, if the Borrowers definitely refuse performance or fail to render performance on a contractually fixed date or within a specified time-period.

23	ASSIGNMENT, TRANSFER AND SYNDICATION

23.1
Assignment by Borrowers. The Borrowers shall not without the Lender’s prior written consent assign all or part of their rights or transfer all or part of their obligations hereunder to any third party.

23.2
Assignment by Lender to Branches. The Lender is entitled to assign, transfer (by way of Vertragsübernahme) pledge, and/or sub-participate its rights and obligations and the credit risk hereunder and under the Security Documents, in part or in full to any branch, wholly owned subsidiary or affiliate of such Lender.

23.3
Syndication. The Lender is entitled to assign, transfer (by way of Vertragsübernahme) pledge, and/or sub-participate their rights and obligations and the credit risk hereunder and under the Security Documents, in part or in full to any Lender or to any other third party (the "Syndicate Members" or, in case of an assignment and transfer (by way of Vertragsübernahme) the "New Lender"), provided, however, (i) the Lender remains the Borrowers’ sole co-ordinator and contact-person hereunder and (ii) the Borrowers have given their prior written consent, such consent not to be unreasonably withheld.

23.4	Syndication Procedure. The procedure for the assignment and transfer (by way of Vertragsübernahme) shall be as described below.

23.4.1	In this Clause "Transfer Date" in a Transfer Certificate has the following meaning:

23.4.1.1	the Transfer Date which is specified in detail in the Transfer Certificate, or, if later,

23.4.1.2	the date on which the Lender signs the Transfer Certificate.

23.4.2	A transfer is effected if:

23.4.2.1	the transferring Lender and the New Lender furnish the Lender with a duly signed Transfer Certificate;

23.4.2.2	the Lender signs the Transfer Certificate; and

23.4.2.3	the New Lender has acceded to the Agency and Security Pooling Agreement.

23.4.3
Each party, including, but not limited to, the Borrowers, hereby grants the Lender an irrevocable power of attorney for the acceptance of the Transfer Certificate in its name and subject to release from the restrictions imposed by § 181 of the German Civil Code.

23.4.4	On the Transfer Date:

23.4.4.1	The New Lender assumes the rights and obligations of the transferring Lender, which, pursuant to the Transfer Certificate are the subject of the transfer; and

23.4.4.2	the transferring Lender is released from its relevant duties.

23.5
Disclosure. The Lender shall be entitled to disclose to any potential Syndicate Member, New Lender as well as – where relevant – to rating agencies, trustees, and accountants, such financial and other information regarding the Borrowers, the Facility, the collateral, the financial circumstances and other information, as the Lender may deem reasonably necessary or appropriate in connection with the (potential) syndication, the assessment of the risk and the ongoing monitoring of the loan by any (potential) Syndicate Member or New Lender. Insofar the Lender shall be released from any obligation of secrecy and from banking confidentiality. Where Syndicate Members, New Lenders, rating agencies, trustees and accountants are not already by law subject to rules of confidentiality, the Lender shall require such Syndicate Members, New Lenders, rating agencies, trustees and accountants to sign a confidentiality agreement. The Lender shall be entitled to release deal tables containing standard information for marketing purposes. Furthermore, the Lender shall be entitled to inform each New Lender or Syndicate Member of any events or information of which they become aware affecting any of the Facility or the Security Documents. The Lender shall be released from any obligation of secrecy and from banking confidentiality in this respect as well.

23.6
Borrowers' Cooperation. The Borrowers herewith irrevocably agree to the above-mentioned measures. To the extent the cooperation of the Borrowers shall be required in the course of syndication, the Borrowers will take all necessary steps, provided that this shall not result in any additional costs to them. The Borrowers undertake to and procure that each of third party sureties will, upon request of the Lender, participate and assist in a transfer of the security created by the Security Documents.

23.7
Binding Documents. The Security Documents shall be binding upon, and shall inure to the benefit of, the Lender and its relevant successors and assigns and their respective successors (in each case whether by merger, amalgamation, consolidation, take over or otherwise, and each such case a “Succession”), and each party hereby agrees that from the completion of the Succession the Agreement and the Security Documents shall be read and construed as if all references to the Lender were references to the relevant successor. For the avoidance of doubt, the relevant successor shall not be a transferee or assignee for the purpose of the Security Documents but shall be (or shall be treated as) the same legal entity as the Lender (or the relevant preceding successor, as the case may be).

24	APPLICABLE LAW, JURISDICTION

The terms and conditions set out in this Agreement shall unless otherwise specifically provided be governed by and construed in accordance with the laws of the Federal Republic of Germany and by the Borrowers’ acceptance hereof the Borrowers submit to the jurisdiction of the courts in Hannover, Federal Republic of Germany.

Nothing in this Clause shall affect the right of the Lender to serve process in any manner permitted by law or limit the right of the enders to proceed against the Borrowers or any of them in any other jurisdiction.

25	JUDGEMENT CURRENCY

If in obtaining judgement in any court it becomes necessary or advisable for the Lender to convert any amount owed pursuant hereto into another currency then such conversion shall be deemed to be made at the rate of exchange prevailing the day before the Lender's action is brought into court with prime banks in the country of such court. If in such case due to alterations of the exchange rate the amount finally received by the Lender or any of them shall be insufficient to cover the amount owed in Euros then the Borrowers shall pay to the Lender the amount required to compensate for such loss.

26	WAIVERS

Time is of the essence of this Agreement. No failure or delay on the part of the Lender to exercise any power or right under this Agreement shall operate as a waiver thereof or of any other power or right. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

27	INVALIDITY

In the event that this Agreement or any provision hereof or any of the documents or instruments which may from time to time be delivered hereunder or any provision thereof shall be deemed invalid by present or future law of any nation or by decision of any court this shall not affect the validity of this Agreement, such documents and instruments as a whole and in such case the parties hereto shall execute and deliver such other and further agreements and/or documents and/or instruments and such things as the Lender in its reasonable discretion, may deem to be necessary to carry out the original intent of the parties to this Agreement.

28	SURVIVAL

All of the covenants, representations and warranties made herein or in any of the documents or instruments delivered pursuant hereto shall survive the making of the Facility and shall be binding upon the Borrowers until all obligations of the Borrowers arising pursuant to the terms of this Agreement and/or such documents or instruments delivered pursuant hereto have been paid and performed in full.

29	EFFECTUATION

The Borrowers undertake to take all such steps and actions that are within their power in order to execute and deliver all such further documents and instruments as may be necessary in the sole discretion of the Lender to effectuate the intent of this Agreement.

The Lender reserves the right to obtain legal opinions from its counsel in any relevant country as to the validity and enforceability of this Agreement and all documents and instruments delivered pursuant thereto and the Borrowers agree and undertake to take all such steps and actions including but not limited to any alterations thereto as may be deemed necessary by such opinion or opinions.

30	LANGUAGE

Any document to be delivered by the Borrowers to the Lender pursuant to this Agreement shall be in German or English or accompanied by a German or an English translation. The Lender may request the Borrowers to have any such translation certified by an authorized translator.

31	COSTS AND EXPENSES

31.1
Costs and Expenses. Unless otherwise stipulated herein, all costs and expenses and claims for damages of the Lender which occur during the legal relations between these parties on the one side and the Borrowers on the other side and which are in relation to the Facility shall be borne by the Borrowers whether or not any Drawdown ultimately takes place and all costs and expenses and claims for damages incurred in the maintenance of the security created by this Agreement and the Security Documents or the actual or attempted enforcement at any time of the rights of the Lender hereunder and thereunder shall be borne by the Borrowers. This refers especially to expenses for maintenance, safeguarding and insurance of the Vessels or for upkeep and security of the Hypothec, costs for lifting a seizure of the Vessels, costs incident to guarding and custody of the Vessels, costs for every evaluation requested by the Lender with regard to value and condition of the Vessels in case of an Event of Default of the Borrowers and the fees for outside attorneys or other persons commissioned by the Lender. This also includes expenses incurred by the Lender in connection with the drafting, preparation, execution, carrying out, enforcement or attempted enforcement of this Agreement and/or the Security Documents as well as costs for translations and for legal opinions.

All such costs and expenses have to be paid when due and payable according to the respective invoice, which will be notified by the Lender to the Borrowers. All amounts so disbursed or expended by the Lender shall be subject to (a) the Default Rate from the day five (5) Banking Days after the Lender has requested refunding or repayment thereof from the Borrowers until the time of refunding or repayment or (b) the Default Rate from the day of disbursement until the time of refunding or repayment thereof, if the Lender has given notice of default hereunder.

31.2
Taxes. The Borrowers shall bear all Taxes which are levied in Germany and other countries on the capital, the repayment rates, the interest and other payments, today or in future related to the Facility except for Taxes charged in the Federal Republic of Germany on the income of the Lender. This provision concerns all Taxes and dues of any kind, whether they have direct or indirect, personal or real character (as e.g. income tax, capital tax, trade tax and turnover tax), whether these Taxes be levied on the total income or the aggregate property of the Lender as mortgagee or on the extraordinary income or property or on any portion of the income and property or for reason of any legal or real events. This Agreement must be understood in its broadest sense as to entitle the Lender (who fix the rate of interest without regard to any Taxes in Germany or other countries and who has entered into this Agreement on the basis - inter alia - of receiving payments in full and free of any such Taxes) to pass on the Taxes. The Taxes will be charged to, and promptly paid by the Borrowers also if for reason of any legal or authoritative regulations they are to be collected from the Lender.

Such Taxes collected from the Lender and must be reimbursed by the Borrowers immediately when the Borrowers are informed to this effect by the Lender. Any failure of the Borrowers as a result of the foregoing to remit to the Lender full payments required hereunder shall not waive default for non-payments as defined under Clause 22 of this Agreement.

32	NOTICES AND TIME

32.1	Addresses. Any notice or other communication to be given pursuant hereto shall be by letter or registered letter or telefax and addressed

-  if to the Borrowers, to

the Borrowers
c/o HARTMANN OFFSHORE GMBH & CO. KG
Neue Straße 24
26789 Leer
Germany
Fax:      +49-491-9995020

-  if to the Lender, to:

NORDDEUTSCHE LANDESBANK GIROZENTRALE
Shipping and Aircraft Finance Department
Friedrichswall 10
30159 Hannover
Federal Republic of Germany
Fax:      +49-511-3614785,

or to such other address as either party may notify to the other in writing.

32.2
Form of Communicating. Communications sent by telefax shall be effective when sent and if sent by letter shall be effective on receipt. Any communication by telefax from a party to the relevant other party/ies shall be confirmed by letter if so requested by the relevant party and the relevant party may (in its absolute discretion) refuse to act on any such communication pending receipt of such letter.

32.3
Receipt. A notice or other communication received on a day which is not a Banking Day or after business hours in the place of receipt on a Banking Day shall be deemed to be served on the next following Banking Day in such place.

32.4
Authorisation. Each Borrower irrevocably authorises each of the other Borrowers and the Manager (the "Representative") to act on its behalf as its agent in relation to this Agreement and the Security Documents and irrevocably authorises:

32.4.1
the Representative on its behalf to supply all information concerning itself, its financial condition and otherwise to the relevant persons contemplated under this Agreement and to give all notices and instructions and to make any agreement capable of being made by it on its behalf under this Agreement and the Security Documents; and

32.4.2
each Lender to make any communication or deliver any document to be made or delivered to such Borrower pursuant to this Agreement and/or the Security Documents to the Representative on its behalf in accordance with this Clause, and in each such case, irrespective if such Representative has given express or implied statement to act as representative on behalf of such Borrower, such Borrower will be bound thereby as though such Borrower had itself supplied such information, given such notice and instructions or made such agreement or, as the case may be, as if such communication or document had been made or delivered to it in accordance with this Clause.

33	GENERAL CONDITIONS

33.1
Part of this Agreement. The General Conditions are deemed to be part of this Agreement. By signing this Agreement, the Borrowers acknowledge that they received a copy of the General Conditions and agree that they shall be part of this Agreement.

33.2
Language. The German wording of the General Conditions is binding in all respects and in the case of any conflict or divergence between the English translation and the German wording in any respect whatsoever, the German wording shall prevail and govern this Agreement.

33.3	Conflict. In case of conflict between this Agreement and the General Conditions the terms and conditions of this Agreement shall prevail over those of the General Conditions.

34	EXHIBITS

The Exhibits to this Agreement form an integral part of this Agreement and their terms shall accordingly be deemed to have been set out herein in full.

35	COUNTERPARTS

This Agreement may be executed in several counterparts and by each party hereto on a separate counterpart, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

36	DECLARATION ON MONEY LAUNDERING

Declaration according to German Money Laundering Act (Geldwäschegesetz)

The Borrowers hereby confirms to the Lender by ticking the box or initial that in respect of the Facility it is acting for its own account:

for                           ©           own account

for                           ☐           account of third party

(Remainder of page left blank intentionally)
IN WITNESS WHEREOF the parties hereto have caused this Agreement to be signed by their duly authorized attorneys the day and year first above written.

THE LENDER:

SIGNED by	)
Regina Schulz and	)
Inga Boysen	)
for and on behalf of	)
NORDDEUTSCHE LANDESBANK	)
GIROZENTRALE	)	/s/ Regina Schulz /s/ Inga Boysen

THE BORROWERS

SIGNED by	)
Niels Roggemann	)
for and on behalf of	)	/s/ Niels Roggemann

ATL OFFSHORE GMBH & CO. MS "JUIST" KG

ATL OFFSHORE GMBH & CO. MS "NORDERNEY" KG

ATL OFFSHORE GMBH & CO. "ISLE OF BALTRUM" KG

ATL OFFSHORE GMBH & CO. "ISLE OF LANGEOOG" KG

ATL OFFSHORE GMBH & CO. "ISLE OF AMRUM" KG

ATL OFFSHORE GMBH & CO. "ISLE OF SYLT" KG

ATL OFFSHORE GMBH & CO. "ISLE OF WANGEROOGE" KG

ATL OFFSHORE GMBH & CO. "ISLE OF NEUWERK" KG

ATL OFFSHORE GMBH & CO. "ISLE OF USEDOM" KG

ATL OFFSHORE GMBH & CO. "ISLE OF FEHMARN" KG

ATL OFFSHORE GMBH & CO. "ISLE OF MEMMERT" KG

ATL OFFSHORE GMBH & CO. "ISLE OF MELLUM" KG

ACKNOWLEDGED BY:

THE MANAGER

Signed by	)
NIELS ROGGEMANN	)
HARTMANN OFFSHORE GMBH	)	/s/ Niels Roggemann

SCHEDULES AND EXHIBITS

Schedule 1	List of Borrowers, Building Contracts and Vessels

Schedule 2	List of Conditions Precedent

Exhibit 1	Form of Drawdown Notice

Exhibit 2	Form of Bareboat Documentation

Exhibit 3	Form of Transfer Certificate

Exhibit 4	General Conditions of NORD/LB